(d)(1)(v)

[Directed Services LLC]

May 1, 2014

Voya Partners, Inc.

7337 E. Doubletree Ranch Rd.

Suite 100

Scottsdale, AZ 85258

Ladies and Gentlemen:

Pursuant to the Sub-Advisory Agreement dated April 28, 2006, as amended, between Directed Services LLC (“DSL”) and Columbia Management Investment Advisers, LLC (“Columbia”), (the “Sub-Advisory Agreement”) the sub-advisory fee for VY Columbia Small Cap Value II Portfolio (the “Portfolio”), formerly known as ING Columbia Small Cap Value Portfolio, was reduced on May 1, 2013.  On May 1, 2014, Columbia executed an amended and restated Sub-Advisory Agreement.

By our execution of this letter agreement (the “Agreement”), we hereby notify you of our intention to lower the annual investment management fee for the Portfolio with a corresponding reduction (the “Reduction”) for the period from May 1, 2014 through May 1, 2015.  The Reduction shall be calculated as follows:

Reduction = 50% x (the savings to DSL from the May 1, 2013 expense reduction)

Notwithstanding the foregoing, termination or modification of this letter agreement requires approval by the Board of Directors of the Registrant.

Please indicate your agreement to this Reduction by executing below in the place indicated.

Very sincerely,

		By:	/s/ Todd Modic
Todd Modic
Vice President
Directed Services LLC

Agreed and Accepted:
Voya Partners, Inc.
(on behalf of the Portfolio)

By:	/s/ Michael J. Roland
Michael J. Roland
Executive Vice President